Exhibit 10.10

*** Text Omitted and Filed Separately with

the Securities and Exchange Commission

Confidential treatment requested Under

Rules 24b-2 and 406 of the Securities

Act of 1933, as Amended

Forex Development Corporation

115 W 18th St. | New York, NY 10011

Tel: (877) 445-6047 | E: info@forexdevelopment.com www.forexdevelopment.com

January 1, 2017

iForex Group

15 Nikis St. Syntagma Square,

10557 Athens, Greece.

Attn: Mr. Itai Sadeh, CEO

PRIVATE & CONFIDENTIAL

This letter will confirm the understanding and agreement (the “Agreement”) between Forex Development Corporation (“FDC”) and Formula Investment House Ltd., an investment firm licensed and supervised by the British Virgin Islands’ Financial Services Commission under license no. SIBA/L/13/1060 doing business as iForex Group (the “Company”):

1)	The Company engages FDC on an exclusive basis to provide advisory, sales, and marketing services to promote FxNet trading platform and FxNet liquidity to prospective brokers and other forex market participants (“FxNet Services”).

2)	FxNet Services shall encompass (and a Success Fee as defined in Section 5 shall be payable to) promotion and sales of FxNet Services, preparing marketing material, arranging booths in exhibitions, trade shows and negotiating and liaising with prospective brokers and training of one dedicated representative/appointee of the Comapny. All deals shall be subject to Company’s approval.

3)	FDC accepts the engagement and, in that connection, agrees to:

a)	Review and analyze, from a financial perspective, the general business, operations, financial condition and prospects of FxNet Services;

b)	Assist the Company in its preparation and refinement of marketing materials (e.g. Teaser, Management Presentation) describing the Company, and FxNet Services.

c)	Seek prior written approval of the Company’s Compliance Officer before disseminating and using marketing materials shall in all cases;

d)	Provide, form time to time, training, coaching and mentoring to Company’s appointee who will be assigned to work in close coordiantion with FDC’s leadership for the promotion, introduction, and generation of qualified leads of prospective brokers.

e)	Dedicate commitment form FDC’s leadership for at least 24 hours per week for the first 120 days from the signing of this agreement, which will include on-site work in London, UK on the premises of the Company.

f)	Participate, under the Company’s guidance, in negotiations regarding the financial aspects of the liquidity agreements or other similar agreements with prospective brokers.

g)	Inform the Company when engaging with a new client of any potential conflict of interest and how it may be accessed and what should be done when potential conflicts become apparent and material.

4)	In connection with FDC’s engagement, the Company will furnish FDC with any information concerning the Company requested by FDC that the Company deems appropriate, and will use its best efforts to provide FDC with reasonable access to the Company’s officers, directors, accountants, counsel and other advisors.

The Company represents and warrants to FDC that all such information concerning the Company to be true and accurate in all material respects. Such information will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges and agrees that FDC will be using and relying upon such information supplied by the Company and its officers, agents, and others and any other available information concerning the Company without any independent investigation or verification thereof or independent appraisal by FDC of the Company or its business or assets. FDC does not assume responsibility for the accuracy, completeness or reasonableness of any such information.

The Company will also represent to FDC that the marketing materials and any other documents related to the Company and FxNet Services do not contain any untrue statement or alleged untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make any statement not misleading.

5)	As compensation for the advisory services to be rendered by FDC hereunder, the Company shall pay FDC in cash (all quoted in U.S. Dollars) and in profit sharing arrangement:

a)	The Company shall pay FDC the higher of $**** per month or the ***** (**%) percent from the Company Trading Profit (“Commission”) on a quarterly basis earned by the Company from brokers/customers introduced by FDC.

b)	The Company shall continue to pay FDC a fixed monthly fee of $***** per month. If the Commission for the month is higher than $*****, the Company shall pay FDC the Commission on a quarterly basis.

c)	Parties can terminate the Agreement at any time with three months’ notice.

d)	The Company shall pay out-of-pcket, travel and accommodation expenses to FDC only if approved in advance by the Company subject to iFOREX travel policy.

e)	Company Trading Profit Share or the Commission shall be calculated and defined as the Gross Revenue of Company minus any direct costs such as Prime Broker/LP fees, volume based technology fees and other costs as approved by FDC, and Company Trading Profit is calculated during each calendar month.

f)	Company agrees to provide FDC, upon request, monthly records and accounting to support the calculation of Company Trading Profit, certified true and accurate by an authorized signatory of Company. Company and FDC agree that Company Trading Profit shall be distributed at least once per Quarter, with payment, if any, being made no later than five calendar days following the last day of the end of the Quarter.

g)	FDC has the right to request Company Trading Profit to be distributed if:

(i)	Company Trading Profits exceeds $*** in realized profit, and

(ii)	All profit and loss in the Company’s Client’s account has been realized at such time, i.e., all of Client’s trading positions are closed; If all the forgoing conditions are satisfied, the Company shall make the payment within five calendar days following such request.

6)	The Company shall pay to FDC the Commission if a Transaction closing occurs either:

i)	at any time during 12 months following the effective date of termination of FDC’s engagement hereunder (the “Tail Period”).

7)	The Company shall reimburse FDC for its reasonable and documented out-of-pocket and incidental expenses incurred during the term of its engagement hereunder, provided that the Company first approves such expenses as per its travel policies and guidelines.

8)	FDC is acting as an independent contractor under this Agreement, and not in any other capacity including, without limitation, as a fiduciary, and any duties arising out of its engagement shall be owed solely to the Company. Except as outlined in Schedule 1, nothing in this Agreement is intended to confer on any other person (including, without limitation, stockholders, employees or creditors of the Company) any rights or remedies hereunder or by reason hereof. The Company agrees that any information or documentation provided to the Company by FDC, and any analyses based upon such information and documentation, is owned exclusively by FDC. This Agreement shall not be deemed to transfer any ownership rights in such information and/or documentation to the Company, including but not limited to intellectual property rights, nor shall any license, express or implied, be granted to the Company under this Agreement.

9)	The Company agrees to the indemnification and other agreements set forth on Schedule 1 hereto, which is hereby incorporated by reference.

10)	The Company agrees that during the term of FDC’s engagement hereunder, it will not contact or solicit institutions or other entities on a potential Transaction without FDC’s knowledge. The Company will also promptly inform FDC of any discussions it has or of any inquiry it may receive concerning a potential Transaction.

11)	The term of FDC’s engagement hereunder shall extend from the date hereof for three months (3) months and shall automatically renew for successive monthly periods until either party delivers written notice to the other party of its election to terminate FDC’s engagement at least five days before the relevant renewal date. Additionally, this Agreement may be terminated by either party by giving ninety (90) calendar days written notice, which agreement of the parties may reduce period. Notwithstanding the foregoing, FDC shall be entitled to payment of the fees and expenses payable under Section 6 (by the terms there-of) and all of the provisions of this Agreement (including, without limitation, Schedule 1 hereto) other than Sections 1 and 2 shall survive any termination of this Agreement.

12)	The Company agrees that FDC will have the right to use the Company’s name, trademark, and logo for announcements, press releases and advertisements related to the completion of the transactions contemplated herein. Also, FDC will have the right to add “Powered by FDC” or similar branding tagline and its logo on any marketing collateral of Company.

13)	The Company represents and warrants to FDC that there are no brokers, representatives or other persons which have an interest in compensation due to FDC from any transaction contemplated herein and that no other agreements of like nature are in force or conflict with this Agreement. Each party to this Agreement acknowledges that no representations, inducements, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein. This Agreement (including the schedules and attachments hereto) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be amended or modified except in writing and shall be governed by and construed by the laws of the State of New York, without regard to principles of conflicts of laws. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination shall not affect any other provision of this Agreement, which will remain in full force and effect. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, that provision will be deemed modified or, if necessary, rescinded to be valid and enforceable. All other provisions of this Agreement will continue and remain in full force and effect.

14)	The benefits of this Agreement shall, together with Schedule 1 hereto, inure to the benefit of respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns; provided that the Company may not assign this Agreement without the prior written consent of FDC.

15)	In no event shall FDC, or any other agent, affiliate, or contractor of FDC, be liable to the Company for any incidental, indirect, special or consequential damages (i.e. lost profits) arising out of, or in connection with, this Agreement, whether or not such party was advised of the possibility of such damage. The Company further agrees that the liability limit of FDC and its affiliates, agents or contractors shall, in the absence of gross negligence, willful misconduct or a violation law on the part of FDC or any of its Indemnified Persons (as defined in Schedule 1), in no event be greater than the aggregate dollar amount which the Company paid during the term of this agreement, including any agreement, including any reasonable attorney’s fees and court costs.

16)	The Company agrees that during the term of this Agreement, and for twelve (12) months following the termination of this Agreement for any reason, the Company will not, directly or indirectly, hire or seek to hire (whether on the Company’s behalf or on behalf of some other person or entity) any person who is, during the term or at the time of the termination of this Agreement, an employee, consultant or independent contractor of FDC, or who had left the employ of FDC within six (6) months prior to such solicitation or hire. Nor will the Company, during this period, directly or indirectly encourage or induce any employee, consultant or independent contractor of FDC to leave FDC’s employ.

17)	All notices, demand or other communications given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses herein above first mentioned or to such other addresses as any party hereto shall designate to the other for such purpose. For the avoidance of doubt, e-mail shall not be an accepted means of providing any notice to the other party required hereunder.

18)	While certain principals of FDC are attorneys, FDC is not, in any manner, providing legal services or legal advice to the Company. Furthermore, the Company agrees and acknowledges that FDC is not an advisor as to tax, accounting or regulatory matters in any jurisdiction.

19)	The Company represents that it is a sophisticated business enterprise that has retained FDC for the limited purposes outlined in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims any intention to impose fiduciary obligations on the other by the engagement contemplated by this Agreement.

20)	Any dispute or controversy arising out of this Agreement shall be determined by arbitration by the rules of the Financial Industry Regulatory Authority then in effect. Any arbitration award shall be final and binding upon the Company, and FDC and judgment upon the award may be entered in any court having jurisdiction. The arbitration shall take place in New York City, New York.

21)	If necessary, the Company agrees to provide FDC with information and supporting documentation to enable FDC to comply with the requirements under Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) (Public Law 107-56).

22)	The prevailing party in any dispute relating to or arising from this Agreement shall have the right to collect from the other party its reasonable costs and attorneys’ fees.

FDC is delighted to accept this engagement and looks forward to working with you. Please confirm that the foregoing correctly sets forth our agreement by signing this letter in the space provided, after that this letter shall be a binding agreement as of the date first above written.

Agreed: Forex Development Corporation		Agreed: iForex Group

	/s/ Mitch Eaglstein		/s/ Itai Sadeh
By:	Mitch Eaglstein	By:	Itai Sadeh
Title:	CEO	Title:	CEO